Exhibit 99.1

TransAtlantic Petroleum Announces Entry into Agreement for the Sale of its Subsidiary, Thrace Basin Natural Gas (Turkiye) Corporation, and Provides a Production Update

Hamilton, Bermuda (October 13, 2016) – TransAtlantic Petroleum Ltd. (TSX: TNP) (NYSE-MKT: TAT) (the “Company” or “TransAtlantic”) today announced that it has entered into a share purchase agreement with Valeura Energy Netherlands B.V. (“Valeura”) for the sale of its wholly-owned subsidiary, Thrace Basin Natural Gas (Turkiye) Corporation (“TBNG”), and provided a production update.

Entry into Share Purchase Agreement

On October 13, 2016, TransAtlantic Worldwide, Ltd. (“TransAtlantic Worldwide”), a wholly-owned subsidiary of the Company, entered into a share purchase agreement (the “Share Purchase Agreement”) with its joint venture partner, Valeura, for the sale of all of the equity interests in TBNG, a subsidiary of the Company with assets and operations in the Thrace Basin of Turkey.  Pursuant to the Share Purchase Agreement, Valeura will pay $22.0 million, subject to closing adjustments, to TransAtlantic Worldwide in exchange for the transfer of all of the equity interests in TBNG. Concurrent with its acquisition of TBNG, Valeura will sell the deep rights on certain of its Turkish joint venture lands to Statoil Banarli Turkey B.V. (“Statoil”).

N. Malone Mitchell, 3rd, the Chairman of the Board of Directors and Chief Executive Officer of the Company, stated, “We are glad to enter into the transaction with Valeura to sell our interest in TBNG. Valeura has been a good joint venture partner. They have brought significant technical support to the joint venture and we look forward to Valeura and Statoil proving the deeper productivity of the Thrace Basin.” He added that “if Valeura and Statoil are able to establish deep basin productivity in the area, we will be able to join that deep basin play through our 100% interest in the west offset of the Temrez block.”

Mr. Mitchell also noted that “the sale of TBNG represents the equivalent to TransAtlantic of the sale of approximately 379 net barrels of oil equivalent per day (‘BOEPD’) (99% gas) when using the September 2016 production rate. We intend to use the sale proceeds received to increase our cash reserves and fund drilling operations in our Southeast Turkey oilfields, which we believe will more than offset the decrease in production resulting from the sale of TBNG.  This sale accomplishes the important second step of our planned financial restructuring.”

The sale of TBNG is expected to occur prior to year-end 2016, and is subject to certain closing conditions, including the receipt of required regulatory approvals and the closing of the sale of Valeura’s deep rights to Statoil.

Production Update

TransAtlantic’s current 7-day average net production rate is approximately 4,632 BOEPD, comprised of approximately 4,080 barrels of oil per day (“BOPD”) and 3.3 million cubic feet of natural gas per day (“MMCFPD”).  Daily net oil production increased from the end of the second quarter of 2016, primarily due to production enhancement in the Bahar Field in Southeast Turkey, which is ongoing.  Incremental production from this work was approximately 500 BOPD.

About TransAtlantic

TransAtlantic Petroleum Ltd. is an international oil and natural gas company engaged in the acquisition, exploration, development and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey, Albania and Bulgaria.

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward-Looking Statements

This news release contains statements concerning the Company’s expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include, but are not limited to, the Company’s ability to close the sale of the equity interests of TBNG, ability to continue as a going concern; access to sufficient capital; ability to refinance, repay or restructure its debt; success of cost reduction efforts; market prices for natural gas; natural gas liquids and oil products; estimates of reserves and economic assumptions; the ability to produce and transport natural gas, natural gas liquids and oil; the results of exploration and development drilling and related activities; economic conditions in the countries and provinces in which the Company carries on business, especially economic slowdowns; actions by governmental authorities, receipt of required approvals, increases in taxes, legislative and regulatory initiatives relating to fracture stimulation activities, changes in environmental and other regulations, and renegotiations of contracts; political uncertainty and civil unrest, including actions by insurgent groups or other conflict; outcomes of litigation; the negotiation and closing of material contracts; and other risks described in the Company’s filings with the SEC.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Contact:

Chad Burkhardt

Vice President, General Counsel and Corporate Secretary

(214) 265-4705

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

http://www.transatlanticpetroleum.com

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